GENERAL GROWTH PROPERTIES
TO LAUNCH WARRANTS OFFERING

CHICAGO – October 8, 2004 – General Growth Properties, Inc. (NYSE: GGP) today announced that its Board of Directors approved a warrants offering (the “Warrants Offering”) that will allow all holders of record of GGP common stock and all holders of record of common and convertible preferred units of limited partnership of GGP Limited Partnership (collectively, the “Holders”) to purchase additional shares of GGP’s common stock. The Warrants Offering is being conducted in connection with GGP’s pending merger with The Rouse Company (NYSE: RSE), which was announced on Friday, August 20, 2004.

In the Warrants Offering, each Holder will be allocated, at no charge, 0.1 non-transferable warrants for each share or common unit (assuming conversion of the preferred units into common units, in accordance with the terms of the preferred units) owned, as of the close of business on Monday, October 18, 2004. Each whole warrant represents a right to purchase one share of GGP common stock. Fractional warrants allocated to a record holder after aggregating all warrants to which the record holder is entitled will be rounded to the nearest whole number. Accordingly, Holders owning in the aggregate 4 or fewer shares or common units (assuming conversion of the preferred units into common units, in accordance with the terms of the preferred units) will not be allocated any warrants.

Each warrant will enable Holders to purchase a share of GGP common stock at a cash subscription price per share equal to the average of the high and the low trading prices for GGP common stock on the NYSE on Tuesday, October 19, Wednesday, October 20, and Thursday, October 21, 2004.

Each warrant carries with it a basic subscription privilege and an oversubscription privilege. The basic subscription privilege entitles the Holder to purchase one share of GGP common stock at the subscription price. Pursuant to the oversubscription privilege, each Holder that exercises its basic subscription privilege in full also may subscribe for additional shares at the same subscription price per share, to the extent that other Holders do not exercise their warrants in full. If an insufficient number of shares is available to fully satisfy the oversubscription privilege requests, the available shares will be sold pro rata among Holders who exercised their oversubscription privilege. No Holder will be allocated more shares than such Holder’s subscription.

The founders of GGP and their families (the “Bucksbaum family”) have committed to “back-stop” the Warrants Offering to ensure that not less than $500 million will be raised in the Warrants Offering. The Bucksbaum family will comply with this back-stop obligation by subscribing for any common stock not subscribed for in the Warrants Offering to close any gap between the amount subscribed for and $500 million.

After the close of the market and the establishment of the subscription price on Thursday, October 21, 2004, GGP will issue a press release announcing the subscription period for the Warrants Offering and the subscription price. GGP currently expects to launch the Warrants Offering on Monday, October 25, 2004.

GGP expects to mail subscription certificates and a prospectus describing the Warrants Offering to all Holders shortly after the record date. The warrants will expire if they are not exercised by 5:00 p.m., New York City time, on the day GGP establishes as the last day of the subscription period. GGP currently expects the subscription period to end as of the close of business on Tuesday, November 9, 2004, which is the day of the Rouse shareholder vote. It is currently anticipated that the Rouse merger will close on Friday, November 12, 2004. If the Rouse merger does not close, GGP will cancel this Warrants Offering and all exercises of warrants will be void. If GGP cancels the Warrants Offering, any money received from subscribing Holders will be refunded promptly, without interest or deduction.

GGP may extend or cancel the Warrants Offering for any reason.

General Growth Properties, Inc. is the country’s second largest shopping center owner, developer and manager. General Growth currently has ownership interest in, or management responsibility for, a portfolio of 178 regional shopping malls in 41 states.

A registration statement relating to the securities to be offered has been filed with the U.S. Securities and Exchange Commission and has been declared effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any jurisdiction in which such offers, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of securities will be made by means of a prospectus that may be obtained from the issuer.